CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Amount of Registration Fee (1)
––––––––––––––––––––––––––––––––––	—————	————–
5.00% Notes due 2013	$250,000,000	$ 9,825
5.85% Notes due 2018	$500,000,000	$19,650
6.40% Notes due 2037	$250,000,000	$ 9,825
(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933 (the “Securities Act”). The total registration fee due for this offering is $39,300.

Filed Pursuant to Rule 424(b)(5)

Registration No. 333-147657

PROSPECTUS SUPPLEMENT

(To prospectus dated November 28, 2007)

$1,000,000,000

$250,000,000 5.00% Notes due 2013

$500,000,000 5.85% Notes due 2018

$250,000,000 6.40% Notes due 2037

_______________________

We will pay interest on the 5.00% notes and 5.85% notes on June 1 and December 1 of each year, beginning December 1, 2008. The 5.00% notes will mature on June 1, 2013 and the 5.85% notes will mature on June 1, 2018. The 6.40% notes offered hereby are a further issuance of the 6.40% notes due 2037 and are in addition to the $400,000,000 principal amount of the 6.40% notes previously issued on December 3, 2007. The 6.40% notes will have the same CUSIP number as the previously issued 6.40% notes. We will pay interest on the 6.40% notes on June 1 and December 1 of each year, beginning December 1, 2008. The 6.40% notes will mature on December 1, 2037.

We may redeem any series of notes, in whole or in part at any time and from time to time, at the redemption prices set forth under “Description of Notes—Optional Redemption.”

The notes will be unsecured obligations and rank equally with our existing and future unsecured senior indebtedness. The notes will be issued only in registered book-entry form and in denominations of $2,000 and integral multiples of $1,000 thereafter.

Investing in these securities involves risks. See risks described herein and those described as risk factors in Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 as they may be amended, updated and modified periodically in our reports filed with the Securities and Exchange Commission.

_______________________

	Public Offering Price (1)	Underwriting Discount	Proceeds to Nucor (before expenses) (1)
Per 5.00% note due 2013	99.390%	.600%	98.790%
Total	$248,475,000	$1,500,000	$246,975,000
Per 5.85% note due 2018	99.515%	.650%	98.865%
Total	$497,575,000	$3,250,000	$494,325,000
Per 6.40% note due 2037	97.466%	.875%	96.591%
Total	$243,665,000	$2,187,500	$241,477,500

(1)	Plus accrued interest from June 2, 2008, if settlement occurs after that date for the 5.00% notes and the 5.85% notes. The initial public offering price above does not include accrued interest. Interest on the 6.40% notes must be paid by the purchaser for the period from June 1, 2008 to the date of settlement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes will be ready for delivery in book-entry form only through The Depository Trust Company on or about June 2, 2008.

Joint Book-Running Managers

Banc of America Securities LLC	Citi	JPMorgan

Senior Co-Manager

Wachovia Securities

Co-Managers

Fifth Third Securities, Inc.

Piper Jaffray

PNC Capital Markets LLC

The Williams Capital Group, L.P.

BNY Mellon Capital Markets, LLC

CIBC World Markets

The date of this prospectus supplement is May 28, 2008.

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first is this prospectus supplement, which describes the specific terms of this offering, the notes and matters relating to us and our financial performance and condition. The second part, the accompanying prospectus dated November 28, 2007, gives more general information, some of which does not apply to this offering.

If the description of this offering and the notes varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. In various places in this prospectus supplement and the accompanying prospectus, we refer you to sections of other documents for additional information by indicating the caption heading of the other sections. All cross-references in this prospectus supplement are to captions contained in this prospectus supplement and not in the accompanying prospectus, unless otherwise indicated.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Statements containing words such as “expects,” “plans,” “strategy,” “projects,” “believes,” “opportunity,” “anticipates,” “desires,” and similar expressions are intended to highlight or indicate “forward-looking statements.” Although we believe that the expectations, opinions, projections, and comments reflected in our forward-looking statements reflect our best judgment based on current information, and although we base these statements on circumstances that we believe to be reasonable when made, we can give no assurance that future events will not affect the accuracy of such forward-looking information. As such, the forward-looking statements are not guarantees of future performance, and actual results may vary materially from the results and expectations discussed. Factors that might cause the actual results to differ materially from those anticipated in forward-looking statements include, but are not limited to: (i) the sensitivity of the results of our operations to volatility in steel prices and the changes in the supply and cost of raw materials, including scrap steel; (ii) availability and cost of electricity and natural gas; (iii) market demand for steel products, which, in the case of many of our products, is driven by the level of non-residential construction activity in the U.S.; (iv) competitive pressure on sales and pricing, including pressure from imports and substitute materials; (v) uncertainties surrounding the global economy, including excess world capacity for steel production and fluctuations in currency conversion rates; (vi) U.S. and foreign trade policy affecting steel imports or exports; (vii) significant changes in government regulations affecting environmental compliance; (viii) the cyclical nature of the steel industry; (ix) capital investments and their impact on our performance; and (x) our safety performance. Additional information regarding the risks and uncertainties which may affect our business operations and financial performance can be found in our filings with the SEC.

You should carefully read this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in their entirety. They contain information that you should consider when making your investment decision.

You should rely only on the information contained or incorporated by reference into this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person, including any dealer, salesperson or other individual, to provide you with different information or to make any representations other than those contained in this prospectus supplement and the accompanying prospectus. If anyone provides you with additional, different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which they relate or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus supplement and the accompanying prospectus nor any sale made hereunder or thereunder shall, under any circumstances, create any implication that there has been no change in the affairs of our company since the date hereof or that the information contained herein or therein is correct as of any time subsequent to the date hereof.

Except as otherwise indicated, all references in this prospectus to “Nucor”, “the company”, “we” and “our” refer to Nucor Corporation and its consolidated subsidiaries.

NUCOR CORPORATION

Nucor and its affiliates are manufacturers of steel products, with operating facilities primarily in the U.S. and Canada. Products produced include: carbon and alloy steel – in bars, beams, sheet and plate; steel joists and joist girders; steel deck; fabricated concrete reinforcing steel; cold finished steel; steel fasteners; metal building systems; light gauge steel framing; steel grating and expanded metal; and wire and wire mesh. Nucor, through The David J. Joseph Company, also operates over 30 scrap processing facilities with capacity to process 3.5 million tons of ferrous scrap annually, brokers over 20 million additional tons of metal scrap, pig iron and HBI/DRI annually and supplies ferro-alloys. Nucor is North America’s largest recycler.

Our shares of common stock are listed on the New York Stock Exchange under the symbol “NUE.”

Recent Developments

Agreement with Duferco Group

On May 12, 2008, we executed an agreement to acquire 50% of the equity of Duferdofin-Nucor S.r.l. The remaining 50% will be held by Duferco Italia Holding S.p.A. Duferdofin-Nucor will operate four long product manufacturing facilities and two distribution companies in Italy and will distribute beams and long products in Europe and North Africa. Nucor will pay €423.5 million (approximately $658.0 million), subject to post-closing adjustment, for its 50% stake in the company. The transaction is expected to close during the third quarter of 2008.

Memorandum of Understanding with Sidenor S.A.

On May 8, 2008, we signed a memorandum of understanding with Sidenor S.A. to acquire a 34% interest in a new joint venture company to be created to produce and distribute long steel products and plate steel in the Balkans, Turkey, Cyprus and North Africa. The new joint venture company will include Sidenor’s entire steelmaking and related operations with the exception of Corinth Pipe Works. Execution of a definitive agreement is dependent on satisfactory completion of due diligence and the receipt of regulatory approvals and approval of the agreement by the boards of directors of Nucor and Sidenor.

Greenfield Pig Iron Production Facility

We announced on May 15, 2008 that we have applied for a permit to build a pig iron production facility in Louisiana. If the permit is issued and Nucor’s board of directors approves both the site and the approximately $2.0 billion investment in the first phase of development, we also would intend to build a new, high capacity port on the Mississippi River capable of handling both ocean-going vessels and barges.

Additional Financing

On May 22, 2008, we entered into an underwriting agreement for the sale of 25,000,000 shares of our common stock and the potential sale of an additional 3,750,000 shares of our common stock to cover over-allotments. Unless otherwise indicated, all information in this prospectus supplement assumes no exercise by the underwriters of their right to purchase shares to cover over-allotments. We expect to consummate that transaction on May 29, 2008.

USE OF PROCEEDS

We estimate that the net proceeds from this offering and our recently priced offering of common stock will be approximately $2,775 million, after deducting our estimated offering expenses and the underwriters’ discounts and commissions and excluding net proceeds to be received upon exercise of the underwriters’ right to purchase shares of our common stock to cover over-allotments. We plan to use the net proceeds from the sale of the notes and our common stock for general corporate purposes, such as capital expenditures, working capital needs, acquisitions and repayment of debt, including commercial paper that matures within nine days after the date of this prospectus supplement.

We may temporarily invest any proceeds that are not immediately applied to the above purposes in U.S. government or agency obligations, commercial paper, money market funds, taxable and tax-exempt notes and bonds, variable-rate demand obligations, bank certificates of deposit or repurchase agreements collateralized by U.S. government or agency obligations. We may also deposit the proceeds with banks.

CAPITALIZATION

	March 29, 2008
	Actual	As Adjusted (1)
	(Dollars in thousands)
Cash and cash equivalents	$733,995	$3,109,473

Short-term debt, including current portion of long-term debt	187,367	187,367

Long-term debt:
Revolving credit facility (2)	—	—
Commercial paper, 2.865% (3)	400,000	—
Industrial revenue bonds, 2.07% to 3.90%, variable, due from 2009 to 2038	441,600	441,600
Notes, 4.875%, due 2012	350,000	350,000
Notes, 5.00%, due 2012	300,000	300,000
Notes, 5.75%, due 2017	600,000	600,000
Notes, 6.40%, due 2037	400,000	650,000
Notes offered hereby, interest at 5.00%, due 2013	—	250,000
Notes offered hereby, interest at 5.85%, due 2018	—	500,000

Total long-term debt	2,491,600	3,091,600

Total debt	2,678,967	3,278,967

Minority interests (4)	287,181	287,181

Stockholders’ equity:
Preferred stock, $4 par value, 250,000 shares authorized, none issued	—	—
Common stock, $0.40 par value, 800,000,000 shares authorized 288,559,893 shares issued and outstanding, historical	149,430
313,559,893 shares issued and outstanding, as adjusted (1)		149,430
Additional paid-in capital	280,981	1,466,231
Accumulated other comprehensive income	186,496	186,496
Retained earnings	6,880,580	6,878,780
Treasury stock	(2,071,793)	(1,462,543)

Total stockholders’ equity	5,425,694	7,218,394

Total capitalization	$8,391,842	$10,784,542

(1)	Amounts listed include estimated net proceeds from our recently priced offering of 25,000,000 shares of our common stock, which we expect to be consummated on May 29, 2008.
(2)	We have a five-year unsecured revolving credit facility maturing in November 2012 that provides for up to $1 billion in unsecured revolving loans. No borrowings were outstanding under this credit facility as of the date of this prospectus supplement. Subsequent to this offering, we intend to exercise the accordion feature in this credit facility to increase the availability for borrowings to up to $1.3 billion.
(3)	As of the date of this prospectus supplement, we had $600 million of commercial paper outstanding with interest rates between 2.08% and 2.83%, all of which will be repaid with proceeds from this offering and our recently priced offering of common stock.
(4)	The inclusion of minority interests in total capitalization has the effect of increasing our total capitalization. Minority interests represent the 49% interest in Nucor-Yamato Steel Company, the 10% interest in Barker Steel Company, Inc. and the 25% interest in Novosteel S.A. that we do not own.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

We have derived the following results of operations and balance sheet data for and as of the end of fiscal years 2003, 2004, 2005, 2006 and 2007 from our audited consolidated financial statements. The selected financial data for the three months (13 weeks) ended March 31, 2007 and March 29, 2008 have been derived from unaudited consolidated financial statements of Nucor. The unaudited financial information, in the opinion of management, contains all adjustments necessary for a fair presentation of the information for the periods presented. The results for the three months (13 weeks) ended March 29, 2008 may not be indicative of the results to be achieved for the entire fiscal year. The following data reflects the retrospective application of Financial Accounting Standards Board (“FASB”) Staff Position AUG AIR-1, “Accounting for Planned Major Maintenance Activities,” which Nucor adopted on January 1, 2007. This position statement eliminates Nucor’s previous policy to accrue in advance for planned major maintenance activities. In accordance with this position statement, Nucor now uses the deferral method of accounting for planned major maintenance activities. You should read the information set forth below in conjunction with our consolidated financial statements and related notes and other financial information incorporated by reference into this prospectus supplement and the accompanying prospectus. See “Incorporation of Information Filed with the SEC” in this prospectus supplement.

	For the Year Ended					Three Months (13 Weeks) Ended
	December 31, 2003	December 31, 2004	December 31, 2005	December 31, 2006	December 31, 2007	March 31, 2007	March 29, 2008
	(In thousands, except per share amounts, ratios and per tons amounts)
Selected statement of earnings data:
Net sales	$6,265,823	$11,376,828	$12,700,999	$14,751,270	$16,592,976	$3,768,885	$4,974,269
Costs, expenses and other:
Costs of products sold	5,993,492	9,174,611	10,108,805	11,284,606	13,462,927	2,991,598	4,071,592
Marketing, administrative and other expenses	165,369	374,730	459,460	592,473	577,764	136,210	169,714
Interest (income) expense, net	24,627	22,352	4,201	(37,365)	5,469	(9,162)	18,345
Minority interests	23,904	80,840	110,650	219,121	293,501	60,572	91,771
Other income	(11,547)	(1,596)	(9,200)	—	—	—	—

	6,195,845	9,650,937	10,673,916	12,058,835	14,339,661	3,179,218	4,351,422

Earnings before income taxes	69,978	1,725,891	2,027,083	2,692,435	2,253,315	589,667	622,847
Provision for income taxes	5,181	607,906	709,834	935,653	781,368	208,638	213,093

Net earnings	$64,797	$1,117,985	$1,317,249	$1,756,782	$1,471,947	$381,029	$409,754

Net earnings per share:
Basic	$0.21	$3.53	$4.19	$5.73	$4.98	$1.27	$1.42
Diluted	0.21	3.50	4.15	5.68	4.94	1.26	1.41

Selected operating data:
Tons sold to outside customers	17,473	19,109	20,465	22,118	22,940	5,653	6,458
Composite sales price per ton (1)	$359	$595	$621	$667	$723	$667	$770

Selected balance sheet data (at period end):
Cash and cash equivalents	$350,332	$779,049	$980,150	$785,651	$1,393,943	$881,606	$733,995
Total assets	$4,511,577	$6,140,391	$7,148,845	$7,893,018	$9,826,122	$8,485,734	$11,340,521
Long-term debt, excluding current maturities	$903,550	$923,550	$922,300	$922,300	$2,250,300	$922,300	$2,491,600
Stockholders’ equity	$2,370,873	$3,481,281	$4,312,049	$4,857,351	$5,112,917	$5,136,663	$5,425,694

Other data:
Dividends declared per share	$0.20	$0.24	$0.93	$2.15	$2.44	$0.61	$0.52
Return on average equity	2.7%	38.2%	33.8%	38.3%	29.5%	30.9%	32.0%
Capital expenditures	$215,408	$285,925	$331,466	$338,404	$520,353	$91,349	$226,238
Depreciation	$364,112	$383,305	$375,054	$363,936	$403,172	$98,402	$109,662
Ratio of earnings to fixed charges (2)	3.55	57.15	56.42	68.25	42.21	56.94	22.00

(1)	Composite sales price per ton is net sales divided by total tons sold to outside customers.
(2)	The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For this purpose, “earnings” consists of pre-tax earnings before adjustment for minority interests or earnings and losses from equity investments plus fixed charges, amortization of capitalized interest and distributed income of equity investees, less capitalized interest and minority interests in subsidiaries that have not incurred fixed charges. “Fixed charges” consist of interest expense, including capitalized interest and the estimated interest component of rent expense, and amortization of bond issuance costs and settled swaps.

DESCRIPTION OF NOTES

The following description of the particular terms of the notes offered hereby supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the notes set forth in the accompanying prospectus, to which description reference is hereby made.

General

Each of the 5.00% senior notes due 2013 (the “notes due 2013”), the 5.85% senior notes due 2018 (the “notes due 2018”) and the 6.40% senior notes due 2037 (the “notes due 2037” and, together with the notes due 2013 and the notes due 2018, the “notes”) are a separate issue of debt securities. The notes due 2037 are a further issuance of the 6.40% notes due 2037 and are in addition to $400,000,000 principal amount of such notes issued on December 3, 2007 (the notes due 2037, together with such previously issued 6.40% notes due 2037, the “combined notes due 2037”).

The notes are to be issued under an indenture, dated as of January 12, 1999, between us and The Bank of New York, as trustee, as modified or supplemented by a supplemental indenture, in the case of the notes due 2037, dated December 3, 2007, and in the case of the notes due 2013 and the notes due 2018, dated June 2, 2008, between us and the trustee. When used herein, “indenture” shall mean the indenture dated January 12, 1999 together with the supplemental indenture applicable to such series of notes. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939 (the “Trust Indenture Act”).

The following summary of certain provisions of the indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the indenture, including the definitions therein of certain terms. Certain provisions of the indenture are summarized in the accompanying prospectus. We encourage you to read the summaries of the notes and the indenture in both this prospectus supplement and the accompanying prospectus, as well as the form of the notes and the indenture. A copy of the indenture is available upon request.

The notes will represent three series of debt securities to be issued under an indenture and will be governed by all of the applicable terms and covenants contained in such indenture. The combined notes due 2037 will be a single series of debt securities with the same terms and covenants. The indenture does not limit the aggregate principal amount of debt securities (referred to as the “debt securities”) which may be issued thereunder.

After issuance of the notes, we may reopen any of the series of notes and issue additional notes from each such series of notes by board resolution without your consent and without notifying you. Any such additional notes will have the same ranking, interest rate, maturity date, redemption rights and other terms as the applicable series of notes issued pursuant to this prospectus supplement. Any such additional notes, together with the applicable series of notes offered by this prospectus supplement, will be consolidated with and constitute a single series of debt securities under the indenture.

The notes due 2013 will mature on June 1, 2013, unless redeemed prior to that date, as described below under “—Optional Redemption”. The notes due 2018 will mature on June 1, 2018, unless redeemed prior to that date, as described below under “—Optional Redemption”. The notes due 2037 will mature on December 1, 2037, unless redeemed prior to that date, as described below under “—Optional Redemption”. Interest on the notes will accrue from the issue date at a rate equal to 5.00% per year, with respect to the notes due 2013, at a rate equal to 5.85% per year, with respect to the notes due 2018 and at a rate equal to 6.40% per year, with respect to the notes due 2037, and will be computed on the basis of a 360-day year of twelve 30-day months. We will pay interest on the notes due 2013 and notes due 2018 semiannually in arrears on June 1 and December 1 of each year, beginning on December 1, 2008 to the registered holders of the notes due 2013 and the notes due 2018 on the preceding May 15 and November 15, respectively. We will pay interest on the notes due 2037 semiannually in arrears on June 1 and December 1 of each year, beginning on December 1, 2008 to the registered holders of the notes due 2037 on the preceding May 15 and November 15, respectively.

Principal of and premium, if any, and interest on the notes initially will be payable, subject with respect to global notes to compliance with The Depository Trust Company’s (“DTC”) customary procedures, by wire transfer of immediately available funds to the accounts specified by the registered holder of the notes or, if no account is specified, by mailing a check to each such holder’s registered address. The notes will be exchangeable and transfers of the notes will be registrable, subject to the limitations provided in the indenture, at the principal corporate trust office of the trustee in New York, New York.

If any interest payment date, stated maturity date or earlier redemption date falls on a Saturday, a Sunday, or a day on which banking institutions are authorized by law to close, then the required payment of principal of and premium, if any, and interest may be made on the next succeeding day not a Saturday, a Sunday or a day on which banking institutions are authorized by law to close, as if it were made on the date payment was due, and no interest will accrue on the amount so payable for the period from and after that interest payment date, the stated maturity date or earlier redemption date, as the case may be.

The notes will not have the benefit of a sinking fund.

The covenants in the indenture may not protect you from a decline in our credit quality due to highly leveraged or other transactions in which we may engage.

We do not intend to apply for the listing or quotation of the notes on any securities exchange or trading market.

Ranking

The notes will be our senior unsecured obligations. Payment of the principal and interest on the notes will rank equally with all of our other unsecured and unsubordinated debt outstanding from time to time. The notes will be subordinated to any secured indebtedness of ours to the extent of any such security. After giving effect to the offering, as of March 29, 2008, we would have had approximately $3,279 million of total consolidated indebtedness and a percentage of indebtedness to total capital (which includes our long-term indebtedness, minority interests and stockholders’ equity) of approximately 30.40%. That amount includes approximately $350 million aggregate principal amount of our unsecured 4.875% notes due 2012, $175 million aggregate principal amount of our unsecured 6% notes due 2009, $300 million aggregate principal amount of our unsecured 5.00% notes due 2012, $600 million aggregate principal amount of our unsecured 5.75% notes due 2017, $400 million aggregate principal amount of our unsecured 6.40% notes due 2037 and $441.6 million aggregate principal amount of secured indebtedness under our industrial revenue bonds.

Except as described under “Covenants Applicable to Our Debt Securities” in the accompanying prospectus, the indenture does not limit us or any of our Subsidiaries (as defined in the accompanying prospectus) from incurring more indebtedness or issuing more securities and does not contain financial or similar restrictions on us or any of our Subsidiaries. Our rights and the rights of our creditors, including holders of the notes, to participate in any distribution of assets of any of our Subsidiaries upon the Subsidiary’s liquidation or reorganization or otherwise are effectively subordinated to the claims of the Subsidiary’s creditors, except to the extent that we or any of our creditors may be a creditor of that Subsidiary. As of March 22, 2008, our Subsidiaries had $12.4 million aggregate principal amount of indebtedness, consisting of trade credit financing arrangements.

Optional Redemption

The notes will be redeemable, in whole or in part at any time and from time to time, at our option, at a redemption price equal to the greater of:

•	100% of the principal amount of the notes to be redeemed; or

•	the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (not including the portion of any payments of interest accrued to the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate (determined on the third business day preceding the redemption date), plus, in each case, accrued and unpaid interest thereon to the redemption date.

“Adjusted Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date, plus 0.30% in the case of the notes due 2013, 0.30% in the case of the notes due 2018 and 0.30% in the case of the notes due 2037.

“Comparable Treasury Issue” means the United States Treasury security selected by our choice of Banc of America Securities LLC, Citigroup Global Markets Inc. or J.P. Morgan Securities Inc., and its successors, or, if such firm is unwilling or unable to select the applicable Comparable Treasury Issue, another Reference Treasury Dealer, as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

“Comparable Treasury Price” means, with respect to any redemption date, the average of the Reference Treasury Dealer Quotations (as defined below) for that redemption date.

“Reference Treasury Dealer” means each of Banc of America Securities LLC, Citigroup Global Markets Inc. and J.P. Morgan Securities Inc., and their respective successors, and two other primary U.S. government securities dealers in New York City selected by us (each, a “Primary Treasury Dealer”); provided however, that if any of the foregoing shall cease to be a Primary Treasury Dealer or is no longer quoting prices for United States Treasury securities, we will substitute another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by that Reference Treasury Dealer at 5:00 p.m. (New York City time) on the third business day preceding the redemption date.

Notice of any redemption will be mailed at least 30 days but no more than 90 days before the redemption date to each holder of the notes to be redeemed. The notice of redemption for the notes will state, among other things, the amount of notes to be redeemed, the redemption date, the redemption price and the place or places that payment will be made upon presentation and surrender of notes to be redeemed. If we redeem less than all of the notes, the trustee will select the particular notes to be redeemed pro rata, by lot, or by another method the trustee deems fair and appropriate. Unless we default in payment of the redemption price, interest will cease to accrue on the notes or portions thereof called for redemption on and after the redemption date.

Change of Control Offer to Purchase

If a change of control triggering event occurs, holders of notes may require us to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of their notes at a purchase price of 101% of the principal amount, plus accrued and unpaid interest, if any, on such notes to the date of purchase (unless a notice of redemption has been mailed within 30 days after such change of control triggering event stating that all of the notes will be redeemed as described above). We will be required to mail to holders of the notes a notice describing the transaction or transactions constituting the change of control triggering event and offering to repurchase the notes. The notice must be mailed within 30 days after any change of control triggering event, and the repurchase must occur no earlier than 30 days and no later than 60 days after the date the notice is mailed.

On the date specified for repurchase of the notes, we will, to the extent lawful:

•	accept for payment all properly tendered notes or portions of notes;

•	deposit with the paying agent the required payment for all properly tendered notes or portions of notes; and

•	deliver to the trustee the repurchased notes, accompanied by an officers’ certificate stating, among other things, the aggregate principal amount of repurchased notes.

We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations applicable to the repurchase of the notes. To the extent that these requirements conflict with the provisions requiring repurchase of the notes, we will comply with such requirements instead of the repurchase provisions and will not be considered to have breached our obligations with respect to repurchasing the notes. Additionally, if an event of default exists under the indenture (which is unrelated to the repurchase provisions of the notes), including events of default arising with respect to other issues of debt securities, we will not be required to repurchase the notes notwithstanding these repurchase provisions.

We will not be required to comply with the obligations relating to repurchasing the notes if a third party instead satisfies them.

For purposes of the repurchase provisions of the notes, the following terms will be applicable:

“Change of control” means the occurrence of any of the following: (a) the consummation of any transaction (including, without limitation, any merger or consolidation) resulting in any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) (other than us or one of our subsidiaries) becoming the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our voting stock or other voting stock into which our voting stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than the number of shares; (b) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in a transaction or a series of related transactions, of all or substantially all our assets and the assets of our subsidiaries, taken as a whole, to one or more “persons” (as that term is used in Section 13(d)(3) of the Exchange Act) (other than us or one of our subsidiaries); or (c) the first day on which a majority of the members of our Board of Directors are not continuing directors. Notwithstanding the foregoing, a transaction will not be considered to be a change of control if (a) we become a direct or indirect wholly-owned subsidiary of a holding company and (b)(y) immediately following that transaction, the direct or indirect holders of the voting stock of the holding company are substantially the same as the holders of our voting stock immediately prior to that transaction or (z) immediately following that transaction no person is the beneficial owner, directly or indirectly, of more than 50% of the voting stock of the holding company.

“Change of control triggering event” means the occurrence of both a change of control and a rating event.

“Continuing directors” means, as of any date of determination, any member of our Board of Directors who (a) was a member of the Board of Directors on the date the notes were issued or (b) was nominated for election, elected or appointed to the Board of Directors with the approval of a majority of the continuing directors who were members of the Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of our proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Investment grade rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB – (or the equivalent) by S&P, and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by us.

“Moody’s” means Moody’s Investors Service, Inc.

“Rating agencies” means (a) each of Moody’s and S&P, and (b) if either Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” (within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act) selected by us as a replacement rating agency for a former rating agency.

“Rating event” means the rating on the notes is lowered by each of the rating agencies and the notes are rated below an investment grade rating by each of the rating agencies on any day within the 60-day period (which 60-day period will be extended so long as the rating of the notes is under publicly announced consideration for a possible downgrade by any of the rating agencies) after the earlier of (a) the occurrence of a change of control and (b) public notice of the occurrence of a change of control or our intention to effect a change of control.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc.

“Voting stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Events of Default

The following are “events of default” with respect to the notes:

•

default in the payment of any interest installment with respect to the notes when due and continuance of the default for a period of fifteen (15) days after receipt by us of written notice of the default from any person;

•	default in the payment of principal of, or premium, if any, on, the notes when due either at its maturity, when called for redemption, by declaration or otherwise;

•

default in the making of any payment for a sinking, purchase or analogous fund provided for in respect of the notes as and when the same shall become due and payable, and continuance of such default for a period of ten days after receipt by us of written notice of the default from any person;

•

failure by us to observe or perform any other covenant or agreement in respect of the notes for a period of ninety days after the trustee gives us written notice, or holders of at least 25% in aggregate principal amount of the outstanding notes give us and the trustee written notice of default; and

•	certain events of bankruptcy, insolvency and reorganization as more fully described in the Indenture.

Book-Entry System

The certificates representing the notes of each series will be issued in the form of one or more fully registered global notes without coupons (the “Global Note”) and will be deposited with, or on behalf of, DTC and registered in the name of Cede & Co., as the nominee of DTC. Except in limited circumstances, the notes will not be issuable in definitive form. Unless and until they are exchanged in whole or in part for the individual notes represented thereby, any interests in the Global Note may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee of DTC to a successor depository or any nominee of such successor. See “Description of Debt Securities—Global Securities” in the accompanying prospectus.

DTC has advised us that DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants (“Participants”) deposit with DTC. DTC also facilitates the settlement among

Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations (“Direct Participants”). DTC is owned by a number of its Direct Participants and by The New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly. The rules applicable to DTC and its Participants are on file with the SEC.

Same-Day Funds Settlement and Payment

Settlement for the notes will be made by the underwriters in immediately available funds. All payments of principal and interest in respect of notes in book-entry form will be made by us in immediately available funds to the accounts specified by DTC.

Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing houses or next-day funds. In contrast, the notes will trade in DTC’s Same-Day Funds Settlement System until maturity or until the notes are issued in certificated form, and secondary market trading activity in the notes will therefore be required by DTC to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the notes.

SEC Reports

To the extent information, documents or reports are required to be filed with the SEC and delivered to the trustee or the holders of notes, the availability of such information, documents or reports on the SEC’s Electronic Data Gathering Analysis and Retrieval (“EDGAR”) system or the Company’s website shall be deemed to have satisfied such delivery requirements to the trustee or the holders of the notes, as applicable.

The Trustee

The Bank of New York is the trustee under the indenture. All payments of principal of, premium, if any, and interest on, and all registration, transfer, exchange, authentication and delivery of, the notes will be effected by the trustee at the principal office of the trustee located in New York, New York.

The Bank of New York is a lender under our unsecured revolving credit facility. In addition, BNY Mellon Capital Markets, LLC, an affiliate of The Bank of New York, is an underwriter of this offering. Consequently, The Bank of New York could be faced with potential conflicts of interest and conflicting obligations in the event of a default under, or with regard to other circumstances relating to, any or all of this indebtedness.

The indenture and provision of the Trust Indenture Act contain limitations on the rights of the trustee, should it become a creditor of ours, to obtain payment of claims in certain cases or to liquidate certain property received by it in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions with us or any of our affiliates. If the trustee acquires any conflicting interest within the meaning of the Trust Indenture Act and the notes are in default, it must eliminate that conflict, resign or, if applicable, apply to the SEC to continue.

The trustee or its affiliates have served and may in the future serve as trustee under various of our debt instruments and as an agent and lender under our credit facilities.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of material U.S. federal income tax considerations relating to the acquisition, ownership and disposition of the notes, but does not provide a complete analysis of all potential tax considerations.

The following summary describes, in the case of U.S. Holders (as defined below), the material U.S. federal income tax consequences and, in the case of Non-U.S. Holders (as defined below), the material U.S. federal income and estate tax consequences, of the acquisition, ownership and disposition of the notes. We have based this summary on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the applicable Treasury Regulations promulgated or proposed thereunder (the “Treasury Regulations”), judicial authority and current administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis, or to different interpretation. This summary applies to you only if you are an initial purchaser of the notes who acquired the notes at their original issue price within the meaning of Section 1273 of the Code and if you hold the notes as capital assets. A capital asset is generally an asset held for investment rather than as inventory or as property used in a trade or business.

This summary does not discuss all of the aspects of U.S. federal income and estate taxation which may be relevant to investors in light of their particular investment or other circumstances. This summary also does not discuss the particular tax consequences that might be relevant to you if you are subject to special rules under the U.S. federal income tax laws. Special rules apply, for example, if you are:

•	a bank, thrift, insurance company, regulated investment company or other financial institution or financial service company;

•	a broker or dealer in securities or foreign currency;

•	a U.S. person that has a functional currency other than the U.S. dollar;

•	a partnership or other flow-through entity for U.S. federal income tax purposes;

•	a subchapter S corporation;

•	a person subject to alternative minimum tax;

•	a person who owns the notes as part of a straddle, hedging transaction, constructive sale transaction, conversion transaction or other integrated transaction;

•	a trader that elects to use a mark-to-market method of accounting with respect to its securities holdings;

•	a tax-exempt entity;

•	a person who has ceased to be a U.S. citizen or to be taxed as a resident alien; or

•	a person who acquires the notes in connection with employment or other performance of services.

In addition, the following summary does not address all possible tax consequences related to acquisition, ownership and disposition of the notes. In particular, except as specifically provided, it does not discuss any estate, gift, generation-skipping, transfer, state, local or foreign tax consequences, or the consequences arising under any tax treaty. We have not sought, and do not intend to seek, a ruling from the Internal Revenue Service, or the IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with these statements and conclusions.

Investors considering acquiring notes should consult their tax advisors regarding the application of the U.S. federal income tax laws to their particular situations as well as any consequences arising under the laws of any state, local or foreign taxing jurisdictions or under any applicable tax treaty.

U.S. Holders

For purposes of this summary, you are a “U.S. Holder” if you are a beneficial owner of notes and for U.S. federal income tax purposes are:

•	an individual who is a citizen or resident of the United States;

•

a corporation or other entity treated as a corporation for U.S. federal income tax purposes that is created or organized in or under the laws of the United States, any of the fifty states or the District of Columbia;

•	an estate the income of which is subject to federal income taxation regardless of its source; or

•

a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) the trust has validly elected to be treated as a U.S. person for U.S. federal income tax purposes.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) holds the notes, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner in a partnership, you should consult your tax advisor regarding the U.S. federal income tax consequences of investing in the notes through a partnership.

Payment of Interest

The excess of a note’s principal amount over its issue price (the first price at which a substantial amount of the issue of which the note is a part is sold to persons other than those acting as placement agents, underwriters, brokers or wholesalers) is treated as original issue discount (“OID”) unless such OID is de minimis (i.e., if the difference between the principal amount of the note and its issue price is less than one-quarter of one percent of the note’s principal amount multiplied by the number of complete years to maturity). The following discussion assumes that the notes will not be issued with more than a de minimis amount of OID. Such de minimis OID generally will be included in income, as capital gain, on a pro rata basis as principal payments are made on the notes (or upon a taxable disposition of the notes).

The notes bear stated interest at a fixed rate. You generally must include this interest in your gross income as ordinary interest income:

•	when you receive it, if you use the cash method of accounting for U.S. federal income tax purposes; or

•	when it accrues, if you use the accrual method of accounting for U.S. federal income tax purposes.

In certain circumstances, we may be obligated to pay you amounts in excess of stated interest or principal on the notes. At our option, we may redeem part or all of the notes, as described in “Description of the Notes—Optional Redemption,” for a price that may include an additional amount in excess of the principal amount of such notes. Based on existing Treasury Regulations, we intend to take the position that this option to redeem will be presumed not to be exercised and, accordingly, the premium payable upon a redemption will not affect the yield to maturity or the maturity date of the notes. If, contrary to our expectations, we redeem the notes, any premium paid to you should be taxed as capital gain under the rules described under “—Sale, Exchange or Redemption of Notes.” You should consult your tax advisor regarding the appropriate tax treatment of the amounts you receive upon the redemption, including any premium you receive.

In addition, upon the occurrence of a change of control triggering event, holders of the notes will have the right to require us to repurchase all or any part of the notes, as described in “Description of the Notes - Change of Control Offer to Purchase,” at a price that may include an additional amount in excess of the principal amount of the notes. We intend to take the position that the likelihood of such a repurchase is remote and accordingly that the possibility of a premium payable upon such a repurchase does not affect the yield to maturity or maturity date of the notes. A holder may not take a contrary position unless the holder discloses the contrary position to the IRS in the manner required by applicable Treasury Regulations. If we pay a premium on a repurchase upon the occurrence of a change of control triggering event, the premium should be treated as a capital gain under the rules described under “—Sale, Exchange or Redemption of Notes.”

Sale, Exchange or Redemption of Notes

You generally will recognize gain or loss upon the sale, exchange, redemption, retirement or other taxable disposition of the notes equal to the difference between (a) the amount of cash proceeds and the fair market value of any property you receive (except to the extent attributable to accrued interest income not previously included in income, which will generally be taxable as ordinary income, or attributable to accrued interest previously included in income, which amount may be received without generating further taxable income), and (b) your tax basis in the notes. Your tax basis in a note generally will equal your cost of the note.

Gain or loss on the disposition of notes will generally be capital gain or loss and will be long-term capital gain or loss if the notes have been held for more than one year at the time of disposition. Certain non-corporate U.S. Holders may be eligible for a reduced rate of tax on long-term capital gains, which rate currently is scheduled to increase on January 1, 2011. The deductibility of capital losses is subject to certain limitations.

Information Reporting and Backup Withholding Tax

In general, information reporting requirements will apply to payments to certain non-corporate U.S. Holders (or other exempt recipients) of principal and interest on a note and the proceeds of the sale of a note. If you are a U.S. Holder, you may be subject to backup withholding, at a current rate of 28%, when you receive interest with respect to the notes, or when you receive proceeds upon the sale, exchange, redemption, retirement or other taxable disposition of the notes. In general, you can avoid this backup withholding by properly executing, under penalties of perjury, an IRS Form W-9 or suitable substitute form that provides:

•	your correct taxpayer identification number; and

•

a certification that (a) you are exempt from backup withholding because you are a corporation or come within another enumerated exempt category, (b) you have not been notified by the IRS that you are subject to backup withholding, or (c) you have been notified by the IRS that you are no longer subject to backup withholding.

If you do not provide your correct taxpayer identification number on IRS Form W-9 or suitable substitute form in a timely manner, you may be subject to penalties imposed by the IRS.

Backup withholding will not apply, however, with respect to payments made to certain holders, including corporations and tax-exempt organizations, provided their exemptions from backup withholding are properly established. Amounts withheld are not an additional tax and may be refunded or credited against your federal income tax liability, provided you timely furnish required information to the IRS.

Non-U.S. Holders

As used herein, the term “Non-U.S. Holder” means a beneficial owner of a note that is not a U.S. Holder and is not treated as a partnership for U.S. federal income tax purposes.

Payment of Interest

Generally, subject to the discussion of backup withholding below, if you are a Non-U.S. Holder, interest income that is not effectively connected with a U.S. trade or business will not be subject to U.S. federal income withholding tax provided that:

•	you do not actually or constructively own 10% or more of the combined voting power of all of our classes of stock entitled to vote;

•	you are not a controlled foreign corporation related to us actually or constructively through stock ownership;

•	you are not a bank that acquired the notes in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business; and

•

either (a) you provide a Form W-8BEN (or a suitable substitute form) signed under penalties of perjury that includes your name and address and certifies as to your Non-U.S. Holder status, or (b) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business provides a statement to us or our agent under penalties of perjury in which it certifies that a Form W-8BEN or W-8IMY (together with appropriate attachments), or a suitable substitute form, has been received by it from you or a qualifying intermediary and furnishes us or our agent with a copy of that form.

Interest on the notes which is not exempt from U.S. withholding tax as described above and is not effectively connected with a U.S. trade or business generally will be subject to U.S. withholding tax at a 30% rate (or, if applicable, a lower treaty rate). We may be required to report annually to the IRS and to each Non-U.S. Holder the amount of interest paid to, and any tax withheld with respect to, each Non-U.S. Holder. If a Non-U.S. Holder is engaged in a trade or business in the U.S. and interest on a note is effectively connected with the conduct of that trade or business and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base, then such Non-U.S. Holder (although exempt from the 30% withholding tax) will generally be subject to U.S. federal income tax on that interest at graduated rates on a net income basis in the same manner as if the Non-U.S. Holder were a U.S. person as defined under the Code. In addition, if the Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States.

To claim the benefit of a tax treaty or to claim exemption from withholding because the income is effectively connected with a U.S. trade or business, the Non-U.S. Holder must provide a properly executed Form W-8BEN or Form W-8ECI, respectively. Under the Treasury Regulations, a Non-U.S. Holder may under certain circumstances be required to obtain a U.S. taxpayer identification number and make certain certifications to us. Special certification and other rules apply to payments made through qualified intermediaries. Prospective investors should consult their tax advisors regarding the effect, if any, of these certification rules.

Sale, Exchange or Redemption of Notes

A Non-U.S. Holder generally will not be subject to the U.S. federal income tax or withholding tax on any gain realized on the sale, exchange, redemption, retirement or other disposition of the note, unless:

•	the gain is effectively connected with your conduct of a U.S. trade or business (or, where an income tax treaty applies, is attributable to a U.S. permanent establishment or fixed base); or

•

you are an individual and are present in the United States for a period or periods aggregating 183 days or more during the taxable year of the disposition (as determined under the Code) and certain other conditions are met.

Estate Taxes

If you are an individual Non-U.S. Holder and you hold a note at the time of your death, it will not be includable in your gross estate for U.S. estate tax purposes, provided that you do not at the time of death actually or constructively own 10% or more of the combined voting power of all of our classes of stock entitled to vote, and provided that, at the time of death, payments with respect to such note would not have been effectively connected with your conduct of a trade or business within the United States.

Information Reporting and Backup Withholding Tax

If you are a Non-U.S. Holder, U.S. backup withholding will not apply to payments of interest on a note if you provide the statement described in “—Non-U.S. Holders—Payment of Interest,” provided that the payor does not have actual knowledge that you are a U.S. person. Information reporting requirements may apply, however, to payments of interest on a note with respect to Non-U.S. Holders.

Information reporting will not apply to any payment of the proceeds of the sale of a note effected outside the United States by a foreign office of a “broker” (as defined in applicable Treasury Regulations), unless such broker:

•	is a U.S. person;

•	is a foreign person 50% or more of the gross income of which for certain periods is effectively connected with the conduct of a trade or business in the United States;

•	is a controlled foreign corporation for U.S. federal income tax purposes; or

•

is a foreign partnership, if at any time during its tax year, one or more of its partners are U.S. persons (as defined in applicable Treasury Regulations) who in the aggregate hold more than 50% of the income or capital interests in the partnership or if, at any time during its tax year, such foreign partnership is engaged in a U.S. trade or business.

Notwithstanding the foregoing, payment of the proceeds of any such sale of a note effected outside the United States by a foreign office of any broker that is described in the preceding sentence will not be subject to information reporting if the broker has documentary evidence in its records that you are a Non-U.S. Holder and certain other conditions are met, or you otherwise establish an exemption.

Payment of the proceeds of any sale effected outside the United States by a foreign office of a broker is not subject to backup withholding. Payment of the proceeds of any such sale to or through the U.S. office of a broker is subject to information reporting and backup withholding requirements, unless you provide the statement described in “—Non-U.S. Holders—Payment of Interest” or otherwise establish an exemption.

UNDERWRITING

Subject to the terms and conditions contained in an underwriting agreement, we have agreed to sell to the underwriters, for whom Banc of America Securities LLC, Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. are acting as representatives, and these underwriters severally have agreed to purchase from us, the principal amount of the notes listed opposite their names below:

Underwriter	Principal Amount of Notes due 2013	Principal Amount of Notes due 2018	Principal Amount of Notes due 2037
Banc of America Securities LLC	$63,750,000	$127,500,000	$63,750,000
Citigroup Global Markets Inc.	63,750,000	127,500,000	63,750,000
J.P. Morgan Securities Inc.	63,750,000	127,500,000	63,750,000
Fifth Third Securities, Inc.	37,500,000	75,000,000	37,500,000
Wachovia Capital Markets, LLC	7,500,000	15,000,000	7,500,000
Piper Jaffray & Co.	3,750,000	7,500,000	3,750,000
PNC Capital Markets LLC	3,750,000	7,500,000	3,750,000
The Williams Capital Group, L.P.	3,750,000	7,500,000	3,750,000
BNY Mellon Capital Markets, LLC	1,250,000	2,500,000	1,250,000
CIBC World Markets Corp.	1,250,000	2,500,000	1,250,000

Total	$250,000,000	$500,000,000	$250,000,000

The underwriters have agreed to purchase all of the notes of a series sold pursuant to the underwriting agreement if any of such notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The expenses of this offering, not including the underwriting discount, are estimated to be $1.2 million and are payable by us.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The underwriters have advised us that they propose initially to offer the notes to the public at the public offering prices on the cover page of this prospectus supplement, and to dealers at these prices less concessions not in excess of .350% of the principal amount of the 5.00% notes, .400% of the principal amount of the 5.85% notes and .500% of the principal amount of the 6.40% notes. The underwriters may allow, and the dealers may reallow, discounts not in excess of .250% of the principal amount of the 5.00% notes, .250% of the principal amount of the 5.85% notes and .250% of the principal amount of the 6.40% notes to other dealers. After the initial public offering, the public offering prices and other selling terms may be changed.

Trading Market

The 5.00% notes and 5.85% notes are new issues of securities with no established trading market. The 6.40% notes form part of a series of securities first issued on December 3, 2007. We do not intend to apply for listing of any series of notes on any national securities exchange or for quotation of the notes on any automated dealer quotation system. We have been advised by the representatives that they presently intend to make a market in each series of notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading markets for the notes or that active public markets for the notes will develop. If active public trading markets for the notes do not develop, the market prices and liquidity of the notes may be adversely affected.

Price Stabilization and Short Positions

In connection with the offering, the underwriters are permitted to engage in transactions that stabilize the market prices of the notes. Such transactions consist of bids or purchases to peg, fix or maintain the prices of the notes. If the underwriters create a short position in the notes in connection with the offering, i.e., if they sell more notes of that series than are on the cover page of this prospectus supplement, the underwriters may reduce that short position by purchasing notes of that series in the open market. Purchases of a security to stabilize the price or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the prices of the notes. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking, commercial banking and other commercial dealings with us in the ordinary course of business, and are acting as underwriters in our recently priced offering of common stock. In particular, the affiliates of some of the underwriters are participants in our multi-year revolving credit facility described in our filings with the SEC. They have received, and in the future will receive, customary fees, commissions or other payments for these transactions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

Peter C. Browning is a member of our board of directors and the board of directors of Wachovia Corporation, the parent of Wachovia Capital Markets, LLC.

LEGAL MATTERS

The legality of the notes offered hereby will be passed upon for us by Moore & Van Allen PLLC, Charlotte, North Carolina, and for the underwriters by Shearman & Sterling LLP, New York, New York.

EXPERTS

The consolidated financial statements and the consolidated financial statement schedule and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement and the accompanying prospectus by reference to the Annual Report on Form 10-K of Nucor Corporation for the year ended December 31, 2007 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

INCORPORATION OF INFORMATION FILED WITH THE SEC

The SEC allows us to “incorporate by reference” into this prospectus supplement and the accompanying prospectus the information we file with the SEC, which means:

•	incorporated documents are considered part of this prospectus supplement and the accompanying prospectus;

•	we can disclose important information to you by referring you to those documents; and

•

information we file with the SEC will automatically update and supersede the information in this prospectus supplement and the accompanying prospectus and any information that was previously incorporated.

We incorporate by reference the documents listed below and any future documents we file with the SEC (File No. 001-04119) under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until we terminate this offering:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2007;

•	our Quarterly Report on Form 10-Q for the quarter ended March 29, 2008;

•	our Current Reports on Form 8-K filed on February 8, 2008, March 3, 2008 and May 15, 2008; and

•

the description of our common stock contained in our Registration Statement on Form 8-A filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

You can obtain any of the filings incorporated by reference in this document through us, or from the SEC through the SEC’s web site http://www.sec.gov or at the SEC’s Public Reference Room at 100 F Street, N.E., Washington D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling 1-800-SEC-0330. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus supplement and the accompanying prospectus. You can obtain documents incorporated by reference in this prospectus supplement and the accompanying prospectus by requesting them in writing or by telephone from us at the following address:

Nucor Corporation

Attn: A. Rae Eagle, Corporate Secretary

1915 Rexford Road

Charlotte, North Carolina 28211

Telephone: (704) 366-7000

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of the prospectus supplement and the accompanying prospectus to the extent that a statement contained herein or in any other subsequently filed document that is incorporated by reference herein modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the prospectus supplement or the accompanying prospectus.

Nucor Corporation

Debt Securities

Common Stock

Preferred Stock

We may offer to sell debt securities, common stock or preferred stock from time to time. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities for sale, we will provide specific terms of those securities, and the manner in which they are being offered, in a supplement to this prospectus. Any supplement to this prospectus may also add, update or change information contained in this prospectus. You should read this prospectus and any related supplement carefully before you invest.

The securities may be offered on a continuous or delayed basis directly to purchasers or to or through one or more underwriters, agents or dealers as designated from time to time. If any underwriters, agents or dealers are involved in the sale of any securities, the applicable supplement to this prospectus will set forth the names of any underwriters, agents or dealers and any applicable commissions or discounts.

Investing in these securities involves risks. See the risks described in this prospectus and those described as risk factors in Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 as they may be amended, updated and modified periodically in our reports filed with the Securities and Exchange Commission. Additional risks may also be included in a supplement to this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may change. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

This prospectus is dated November 28, 2007.

Prospectus

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (“SEC”) using a “shelf” registration process. Under the shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings at any time and from time to time.

This prospectus provides you with a general description of the securities that we may offer. Each time we sell securities, we will provide a supplement to this prospectus that will contain specific information about the terms of those securities and that offering. Any supplement to this prospectus may also add, update or change information contained in the prospectus. As a result, the summary descriptions of the securities in this prospectus are subject, and qualified by reference, to the descriptions of the particular terms of any securities contained in an accompanying supplement.

You should carefully read this prospectus, the accompanying prospectus supplement and the documents incorporated by reference in their entirety. They contain information that you should consider when making your investment decision.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Statements containing words such as “expects,” “plans,” “strategy,” “projects,” “believes,” “opportunity,” “anticipates,” “desires,” and similar expressions are intended to highlight or indicate “forward-looking statements.” Although we believe that the expectations, opinions, projections, and comments reflected in our forward-looking statements reflect our best judgment based on current information and circumstances that we believe to be reasonable when made, we can give no assurance that future events will not affect the accuracy of such forward-looking information or that such statements will prove to be correct. As such, the forward-looking statements are not guarantees of future performance, and actual results may vary materially from the results and expectations discussed. A wide variety of potential risks, uncertainties, and other factors could materially affect our business prospects and our ability to achieve the results expressed or implied by these forward-looking statements including, but not limited to, (i) the sensitivity of the results of our operations to prevailing steel prices and the changes in the supply and cost of raw materials, including scrap steel; (ii) availability and cost of electricity and natural gas; (iii) market demand for steel products; (iv) competitive pressure on sales and pricing, including pressure from imports and substitute materials; (v) uncertainties surrounding the global economy, including excess world capacity for steel production and fluctuations in international conversion rates; (vi) U.S. and foreign trade policy affecting steel imports or exports; (vii) significant changes in government regulations affecting environmental compliance; (viii) the cyclical nature of the steel industry; (ix) capital investments and their impact on our performance; and (x) our safety performance. Additional information regarding the risks and uncertainties which may affect our business operations and financial performance can be found in our filings with the SEC.

You should rely only on the information contained or incorporated by reference into this prospectus and any accompanying supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus, any accompanying supplement and the documents incorporated by reference is accurate only as of their respective dates. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which they relate or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of our company since the date hereof or that the information contained herein or therein is correct as of any time subsequent to the date hereof.

Except as otherwise indicated, all references in this prospectus to “Nucor”, “the company”, “we” and “our” refer to Nucor Corporation, and its consolidated subsidiaries.

THE COMPANY

Nucor Corporation is principally a domestic manufacturer of steel and steel products with operating facilities primarily in the U.S. and Canada and whose customers are located primarily in North America. Principal products produced include carbon and alloy steel—in bars, beams, sheet and plate; steel joists and joist girders; steel deck; fabricated concrete reinforcing steel; cold finished steel; steel fasteners; metal building systems; light gauge steel framing; steel grating and expanded metal; and wire and wire mesh. Nucor is the nation’s largest recycler.

Our shares of common stock are listed on the New York Stock Exchange under the symbol “NUE.”

USE OF PROCEEDS

Unless we state otherwise in the applicable supplement, we will use the net proceeds from the sale of the securities that may be offered by this prospectus and the applicable supplement for general corporate purposes, which may include acquisitions, payment of debt, capital expenditures and working capital needs, and for repurchases of shares of our common stock.

We may temporarily invest any proceeds that are not immediately applied to the above purposes in U.S. government or agency obligations, commercial paper, money market funds, taxable and tax-exempt notes and bonds, variable-rate demand obligations, bank certificates of deposit or repurchase agreements collateralized by U.S. government or agency obligations. We may also deposit the proceeds with banks.

RATIO OF EARNINGS TO FIXED CHARGES

Nucor’s historical ratio of earnings to fixed charges is shown in the table below. The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For this purpose, “earnings” consists of pre-tax earnings before adjustment for minority interests or earnings and losses from equity investments plus fixed charges, amortization of capitalized interest and distributed income of equity investees, less capitalized interest and minority interests in subsidiaries that have not incurred fixed charges. “Fixed charges” consists of interest expense and amortization of bond issuance costs and settled swaps.

	Fiscal Years Ended					Nine Months (39 Weeks) Ended
	December 31, 2002	December 31, 2003	December 31, 2004	December 31, 2005	December 31, 2006	Sept. 30, 2006	Sept. 29, 2007
Ratio of earnings to fixed charges	11.04x	3.55x	57.15x	56.42x	68.25x	70.62x	46.00x

DESCRIPTION OF OUR DEBT SECURITIES

The following description sets forth general terms and provisions of the debt securities that we may offer with this prospectus. We will provide additional terms of the debt securities in the applicable supplement.

We will issue senior debt securities under an Indenture, dated as of January 12, 1999, between Nucor Corporation and The Bank of New York, as trustee. We refer to this indenture as the “Indenture.”

The following description summarizes some of the provisions of the Indenture, including definitions of some of the more important terms in the Indenture. However, we have not described every aspect of the debt securities. You should refer to the actual Indenture for a complete description of its provisions and the definitions of terms used in it. Whenever we refer to particular sections or defined terms of the Indenture in this prospectus or in any applicable supplement, we are incorporating by reference those sections or defined terms into this prospectus or the applicable supplement.

The Indenture is an exhibit to the registration statement. See “Where You Can Find More Information” for information on how to obtain a copy of the Indenture.

General Terms of Our Debt Securities.

The Indenture does not limit the aggregate principal amount of debt securities that we may issue under the Indenture and provides that we may issue debt securities from time to time in one or more series. (Section 2.01). In addition, neither the Indenture nor the debt securities will limit or otherwise restrict the amount of senior indebtedness that we or our subsidiaries may incur.

Under the Indenture, as of November 16, 2007, we have outstanding approximately:

•	$175 million of 6% Notes due 2009; and

•	$350 million of 4.875% Notes due 2012.

The debt securities will be our unsecured obligations and will rank pari passu with all of our other existing and future unsecured and unsubordinated indebtedness. The debt securities will be subordinated to our existing and future secured indebtedness and that of our subsidiaries and to any existing and future indebtedness of our subsidiaries. In other words, if we should default on our debt, we will not make payments on the debt securities until we have fully paid off our secured indebtedness and any indebtedness of our subsidiaries.

The particular terms of each issue of debt securities, as well as any modifications or additions to the general terms of the Indenture applicable to the issue of debt securities, will be described in the applicable supplement.

This description will contain all or some of the following as applicable:

•	the title of the debt security;

•	the aggregate principal amount and denominations;

•	the maturity or maturities;

•	the offering price and the amount we will receive from the sale of the debt securities;

•	the interest rate or rates, or their method of calculation, for the debt securities, which rate or rates may vary from time to time;

•	the date or dates on which principal and premium, if any, of the debt securities is payable;

•	the date or dates from which interest on the debt securities will accrue and the record date or dates for payments of interest or the methods by which any such dates will be determined;

•	the place or places where principal of, premium, if any, and interest on the debt securities is payable;

•	the terms of any sinking fund and analogous provisions with respect to the debt securities;

•

the respective redemption and repayment rights, if any, of Nucor and of the holders of the debt securities and the related redemption and repayment prices and any limitations on the redemption or repayment rights;

•

the conversion price and other terms of any debt securities that a holder may convert into or exchange for our other securities before our redemption, repayment or repurchase of those convertible debt securities;

•	any addition to or change in the covenants or events of default relating to any of the debt securities;

•

any trustee or fiscal or authenticating or payment agent, issuing and paying agent, transfer agent or registrar or any other person or entity to act in connection with the debt securities for or on behalf of the holders thereof or us or an affiliate;

•

whether the debt securities are to be issuable initially in temporary global form and whether any such debt securities are to be issuable in permanent global form and, if so, whether beneficial owners of interests in any such permanent global security may exchange the interests for debt securities of like tenor of any authorized form and denomination and the circumstances under which any such exchanges may occur;

•	the listing of the debt securities on any securities exchange or inclusion in any other market or quotation or trading system; and

•	any other specific terms, conditions and provisions of the debt securities.

Unless the applicable supplement provides differently, the trustee will register the transfer of any debt securities at its offices. (Section 2.05).

Unless the applicable supplement provides differently, we will issue the debt securities in fully registered form without coupons and in denominations of $1,000 or any integral multiple of $1,000. There will be no service charge for any registration of transfer or exchange of the debt securities, although we may require that purchasers of the debt securities pay any tax or other governmental charge associated with the registration. (Sections 2.03 and 2.05).

We may issue debt securities as original issue discount securities, to be sold at a substantial discount below their principal amount. The applicable supplement will describe any special federal income tax and other considerations applicable to these securities.

Covenants Applicable to Our Debt Securities.

Unless stated otherwise in the applicable supplement, debt securities will have the benefit of the following covenants. We have defined several capitalized terms used in this section in the subsection below entitled “Definitions of Key Terms in the Indenture.” Capitalized terms not defined herein are defined in the Indenture.

Restrictions on Secured Indebtedness.

The Indenture provides that as long as we have any debt securities outstanding under the Indenture we will not, and we will not permit any of our Restricted Subsidiaries to, create, assume, issue, guarantee or incur any Secured Indebtedness, unless immediately thereafter the aggregate amount of all Secured Indebtedness, together with the discounted present value of all rentals due in respect of Sale and Leaseback Transactions, would not exceed 10% of Consolidated Net Tangible Assets. For purposes of the calculation of the discounted present value of all rentals does not include rentals to which Section 5.06 does not apply.

These restrictions do not apply to the following Secured Indebtedness, which we exclude in computing Secured Indebtedness for the purpose of the restrictions:

•	Liens on property as to which such series of debt securities are equally and ratably secured with (or, at our option, prior to) that Secured Indebtedness;

•

Liens on property, including Shares or Indebtedness, of any entity existing at the time that entity becomes a Restricted Subsidiary or arising thereafter pursuant to contractual commitments entered into prior to and not in contemplation of that entity becoming a Restricted Subsidiary;

•

Liens on property, including Shares or Indebtedness, existing at the time of acquisition of that property by us or a Restricted Subsidiary or to secure the payment of all or any part of the purchase price of that property created upon the acquisition of that property by us or a Restricted Subsidiary, or to secure any Secured Indebtedness incurred by us or a Restricted Subsidiary prior to, at the time of, or within one year after the later of the acquisition, the completion of construction (including any improvements, alterations or repairs to existing property) or the commencement of commercial operation of the project of which that property is a part, which Secured Indebtedness is incurred for the purpose of, and the principal amount secured by the Lien does not exceed the cost of, financing all or any part of the purchase price thereof or construction or improvements, alterations or repairs thereon;

•	Liens securing Secured Indebtedness of any Restricted Subsidiary owing to us or to another Restricted Subsidiary;

•

Liens on property of an entity existing at the time that entity is merged or consolidated with us or a Restricted Subsidiary or at the time of a sale, lease or other disposition of the properties of an entity as an entirety or substantially as an entirety to us or a Restricted Subsidiary or arising thereafter pursuant to contractual commitments entered into by that entity prior to and not in contemplation of that merger, consolidation, sale, lease or other disposition;

•

Liens on our property or the property of a Restricted Subsidiary in favor of governmental authorities, or any trustee or mortgagee acting on behalf, or for the benefit of any governmental authorities, to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any Indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction of property subject to the Liens, and any other Liens incurred or assumed in connection with pollution control, industrial revenue, private activity or similar bonds issued by a governmental authority on behalf of us or a Restricted Subsidiary;

•	Liens existing on the first date on which a debt security is authenticated by the trustee under the Indenture;

•	Liens on any property which is not a Principal Property; and

•	any extension, renewal or replacement in whole or in part of the foregoing, provided that the principal amount of the Secured Indebtedness being extended, renewed or replaced shall not be increased.

(Section 5.05).

Restrictions on Sales and Leasebacks.

The Indenture provides that we will not, and we will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction, unless:

•

after giving effect to the transaction, the aggregate amount of all Attributable Debt with respect to all such transactions plus all Secured Indebtedness outstanding to which Section 5.05 of the Indenture is applicable, would not exceed 10% of Consolidated Net Tangible Assets or

•

an amount equal to the greater of the amount of the net proceeds to us or such Restricted Subsidiary or the fair market value of such property as determined by our board of directors is applied to retirement of Funded Debt within one year after the consummation of such transaction.

This restriction will not apply to, and there will be excluded in computing Attributable Debt for the purpose of the restriction, Attributable Debt with respect to any Sale and Leaseback Transaction if:

•	such Sale and Leaseback Transaction is entered into in connection with pollution control, industrial revenue, private activity or similar financing;

•

if we or a Restricted Subsidiary applies an amount equal to the net proceeds (after repayment of any Secured Indebtedness secured by a Lien encumbering the Principal Property which Secured Indebtedness existed immediately before the Sale and Leaseback Transaction) of the sale or transfer of the Principal Property leased pursuant to the Sale and Leaseback Transaction to investment in another Principal Property within one year prior or subsequent to the sale or transfer; or

•

such Sale and Leaseback Transaction was entered into by an entity prior to the time (i) that the entity became a Restricted Subsidiary, (ii) that the entity merged or consolidated with us or a Restricted Subsidiary, or (iii) of a sale, lease or other disposition of the entity’s properties as an entirety or substantially as an entirety to us or a Restricted Subsidiary, or in each case arises thereafter pursuant to contractual commitments entered into by that entity prior to and not in contemplation of the entity becoming a Restricted Subsidiary or that merger, consolidation, sale, lease or other such disposition.

(Section 5.06).

Definitions of Key Terms in the Indenture.

The Indenture defines the following terms used in this subsection:

“Attributable Debt” means the present value (discounted in accordance with a method of accounting which for financial reporting purposes is consistent with generally accepted accounting principles but at a discount rate of not less than 10% per annum, compounded annually) of the rental payments during the remaining term of any Sale and Leaseback Transaction for which the lessee is obligated (including any period for which such lease has been extended). Such rental payments shall not include amounts payable by the lessee for maintenance and repairs, insurance, taxes, assessments, water rates and similar charges and for contingent rents (such as those based on sales). In case of any Sale and Leaseback Transaction which is terminable by the lessee upon the payment of a penalty, such rental payments shall also include such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

“Consolidated Net Tangible Assets” means the aggregate amount of assets after deducting (i) all current liabilities and (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as shown on the most recent consolidated balance sheet of Nucor and our subsidiaries.

“Funded Debt” means (a) all indebtedness for money borrowed having a maturity of more than 12 months from the date as of which the amount thereof is to be determined or having a maturity of less than 12 months from such date but by its terms being renewable or extendible beyond 12 months from such date at the option of the borrower and (b) any indebtedness for borrowed money which may be payable from the proceeds under or pursuant to an agreement to provide borrowings with a maturity of more than 12 months from the date as of which the amount thereof is to be determined.

“Indebtedness” means, as to any corporation or other person, all indebtedness for money borrowed which is created, assumed, incurred or guaranteed in any manner by such corporation or other person or for which such corporation or other person is otherwise responsible or liable.

“Lien” shall mean any mortgage, pledge, security interest, lien or other similar encumbrance.

“Principal Property” means (i) any manufacturing plant located in the United States, or manufacturing equipment located in any such manufacturing plant (together with the land on which that plant is erected and fixtures comprising a part thereof), owned or leased on the first date on which a debt security is authenticated by the trustee or thereafter acquired or leased by us or any Restricted Subsidiary, and (ii) any Shares issued by, or any interest of ours or any Subsidiary in, any Restricted Subsidiary, other than (a) any property or Shares or interests the book value of which is less than 1% of Consolidated Net Tangible Assets, or (b) any property or Shares or interests which our board of directors determines is not of material importance to the total business conducted, or assets owned, by us and our Subsidiaries, as an entirety, or (c) any portion of any property which our board of directors determines not to be of material importance to the use or operation of that property. “Manufacturing plant” does not include any plant owned or leased jointly or in common with one or more person other than us and our Restricted Subsidiaries in which the aggregate direct or indirect interest of ours and our Restricted Subsidiaries does not exceed 50%. “Manufacturing equipment” means manufacturing equipment in those manufacturing plants used directly in the production of our or any Restricted Subsidiary’s products and does not include office equipment, computer equipment, rolling stock and other equipment not directly used in the production of our or any Restricted Subsidiary’s products.

“Restricted Subsidiary” means any Subsidiary substantially all the property of which is located within the United States, other than a Subsidiary primarily engaged in investing in and/or financing our or any Subsidiary’s or affiliate’s operations outside the United States.

“Sale and Leaseback Transaction” means any arrangement with any person providing for the leasing by us or any Restricted Subsidiary of any Principal Property of ours or any Restricted Subsidiary, whether that Principal Property is now owned or hereafter acquired (except for leases for a term of not more than three years and except for leases between us and a Restricted Subsidiary or between Restricted Subsidiaries and except for leases of property executed prior to, at the time of, or within one year after the later of, the acquisition, the completion of construction, including any improvements or alterations on real property, or the commencement of commercial operations of that property), which Principal Property has been or is to be sold or transferred by us or the Restricted Subsidiary to that person.

“Secured Indebtedness” means Indebtedness secured by any Lien upon property (including Shares or Indebtedness issued by or other ownership interests in any Restricted Subsidiary) owned by us or any Restricted Subsidiary.

“Shares” means as to any corporation all the issued and outstanding equity shares (except for directors’ qualifying shares) of that corporation.

“Subsidiary” means an entity more than 50% of the outstanding voting interest of which is owned, directly or indirectly, by us or by one or more other Subsidiaries, or by us and one or more other Subsidiaries. For the purposes of this definition, “voting interest” in any entity means any equity interest which ordinarily has voting power for the election of directors or their equivalent.

(Section 1.01).

Consolidation, Merger and Sale of Assets.

Without the consent of the holders of any of the outstanding debt securities, we may consolidate with or merge into any other corporation, or convey or transfer our properties and assets substantially as an entirety to any person, as long as:

•	the successor is a corporation organized and existing under the laws of the United States of America or any State or the District of Columbia;

•	the successor corporation assumes our obligations on the debt securities and under the Indenture;

•	immediately after giving effect to the transaction, no event of default, and no event that, after notice, lapse of time or both, would become an event of default, has occurred and is continuing; and

•	other conditions described in the Indenture are met. (Section 12.01).

Accordingly, the holders of debt securities may not have protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving us that may adversely affect the holders. The existing protective covenants applicable to the debt securities would continue to apply to us in the event of a leveraged buyout initiated or supported by us, our management, or any of our affiliates or their management, but may not prevent such a transaction from taking place.

Events of Default.

The following are “events of default” with respect to debt securities of any series, unless it is either inapplicable to a particular series or is specifically deleted or modified in any supplemental indenture under which such series is issued:

•

default in the payment of any interest installment with respect to debt securities of that series when due and continuance of the default for a period of ten (10) days after receipt by us of written notice of the default from any person;

•

default in the payment of principal of, or premium, if any, on, debt securities of that series when due either at its maturity, when called for redemption, by declaration or otherwise, and continuance of the default for a period of ten (10) days after receipt by us of written notice of the default from any person;

•

default in the making of any payment for a sinking, purchase or analogous fund provided for in respect of any of the debt securities of that series as and when the same shall become due and payable, and continuance of such default for a period of ten days after receipt by us of written notice of the default from any person;

•

failure by us to observe or perform any other covenant or agreement in respect of debt securities of that series for a period of ninety days after the trustee gives us written notice, or holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series give us and the trustee written notice of default; and

•	certain events of bankruptcy, insolvency and reorganization as more fully described in the Indenture. (Section 7.01).

The applicable supplement will describe any additional events of default that may be added to the Indenture for a particular series of debt securities. (Section 7.01). No event of default with respect to a particular series of debt securities issued under the Indenture necessarily constitutes an event of default with respect to any other series of debt securities issued under the Indenture.

The Indenture provides that the trustee will, within 90 days after the occurrence of a default with respect to debt securities of the series, give to the holders of those debt securities notice of all uncured defaults known to it, provided that except in the case of default in payment of the principal of, premium, if any, or interest on the debt securities of that series, the trustee may withhold the notice if and so long as it in good faith determines that withholding the notice is in the interest of the holders of the debt securities of that series. The term “default” for the purpose of this provision means any event that is, or after notice or passage of time or both would be, an event of default with respect to the debt securities of such series. (Section 7.08).

If an event of default with respect to debt securities of any series at the time outstanding occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series may declare the principal amount (or, the portion of the principal amount as may be specified in the terms of the series) of all the debt securities of that series to be due and payable immediately. (Section 7.01). Prior to any declaration accelerating the maturity of any series of debt securities, the holders of a majority in principal amount of the outstanding debt securities of that series may, on behalf of the holders of all debt securities of that series, waive any past default or event of default with respect to the debt securities of that series except a default (i) in the payment of principal of, premium, if any, or interest, if any, on any debt securities of that series or (ii) in regard to a covenant or provision applicable to that series that cannot be modified or amended without the consent of the holder of each outstanding debt security of that series. (Section 7.07). At any time after making a declaration of acceleration with respect to debt securities of any series, but before obtaining or entering of a judgment or decree for the payment of money, the holders of a majority in aggregate principal amount of outstanding debt securities of the series may, in some circumstances, rescind and annul the acceleration. (Section 7.01).

The Indenture provides that, except for the duty of the trustee in the case of an event of default to act with the required standard of care, the trustee will be under no obligation to exercise any of these rights or powers under the Indenture at the request or direction of any of the holders, unless the holders have offered reasonable indemnity to the trustee. (Sections 8.01 and 8.02).

The Indenture provides that the holders of a majority in aggregate principal amount of the outstanding debt securities of any series may direct the time, method and place of conducting proceedings for remedies available to the trustee or exercising any trust or power conferred on the trustee in respect of that series, except for cases in which the trustee is being advised by counsel that the action or proceeding may not lawfully be taken or would be in conflict with the terms of the Indenture or if the determination is made that the action or proceeding would involve the trustee in personal liability or would be unduly prejudicial to the holders of the debt securities not joining in the direction. (Section 7.07). Otherwise, a holder of debt securities of a series may not pursue any remedy with respect to the indenture or any debt securities of that series unless:

•	the holder of debt securities of that series gives us and the trustee written notice of a continuing default;

•	the holders of at least 25% in aggregate principal amount of the debt securities of that series then outstanding make a written request to the trustee to pursue the remedy;

•

the holder or holders of debt securities of that series offer the trustee reasonable security or indemnity satisfactory to the trustee against any costs, liability or expense incurred in connection therewith;

•	the trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

•

during such 60-day period, the holders of a majority in aggregate principal amount of the debt securities of that series then outstanding do not give the trustee a direction that is inconsistent with the request.

However, these limitations do not apply to the right of any holder of any debt securities to receive payment of the principal of, premium, if any, and interest on the debt securities of a series or to bring suit for the enforcement of any such payment on or after the due date expressed in the debt securities, which right shall not be impaired or affected without the consent of the holder. (Section 7.04)

We are required to furnish annually to the trustee a statement as to our performance and observance of and compliance with some of our obligations under the Indenture and as to any default in our performance, observance or compliance. (Section 5.08).

Global Securities.

We may issue the debt securities of a series as one or more fully registered global securities. We will deposit the global securities with, or on behalf of, a depositary identified in the applicable supplement relating to the series. We will register the global securities in the name of the depositary or its nominee. In such case, one or more global securities will be issued in a denomination or aggregate denominations equal to the aggregate principal amount of outstanding debt securities of the series represented by the global security or securities. Until any global security is exchanged in whole or in part for debt securities in definitive certificated form, the depositary or its nominee may not transfer the global certificate except as a whole to each other, another nominee or to their successors and except as described in the applicable supplement. (Section 2.11).

The applicable supplement will describe the specific terms of the depositary arrangement with respect to a series of debt securities that a global security will represent.

Modification of the Indenture.

The Indenture provides that we and the trustee may, without the consent of any holders of debt securities, enter into supplemental indentures for the purposes, among other things, of:

•	adding further events of default or other covenants, restrictions or conditions for the benefit of the holders of all or any series of debt securities;

•	establishing the form or terms of any other series of debt securities; or

•

clarifying or curing ambiguities or inconsistencies in the indenture or making other provisions in regard to matters or questions arising under the indenture, if those actions do not adversely affect the interests of the holders of any affected series of debt securities in any material respect.

(Section 11.01).

We and the trustee, with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of each series to be affected, may execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the Indenture or any supplemental indenture or debt security of a series or modifying in any manner the rights of the holders of the debt securities of that series to be affected, except that no supplemental indenture may, without the consent of the holders of all debt securities of that series then outstanding:

•

change the fixed maturity (which term for these purposes does not include payments due pursuant to any sinking, purchase or analogous fund) of those debt securities, reduce the principal amount thereof, reduce the rate or extend the time of payment of interest thereon, reduce any premium payable upon the redemption thereof or impair the right to institute suit for the enforcement of any such payment on or after the maturity thereof (or, in the case of redemption, on or after the redemption date without the consent of the holder of each debt security so affected), or

•	reduce the percentage of debt securities of a series required to approve any such supplemental indenture.

(Section 11.02).

The Effect of Our Corporate Structure on Our Payment of the Debt Securities.

The debt securities are the obligations of Nucor exclusively. Because our operations are currently conducted through subsidiaries, the cash flow and our consequent ability to service our debt, including the debt securities, are dependent, in part, upon the earnings of our subsidiaries and the distribution of those earnings to us or upon loans or other payments of funds by those subsidiaries to us. Our subsidiaries are separate and distinct legal entities. They have no obligation, contingent or otherwise, to pay any amounts due on the debt securities or to make any funds available for our payment of any amounts due on the debt securities, whether by dividends, loans or other payments. In addition, our subsidiaries’ payments of dividends and making of loans and advances to us may be subject to statutory or contractual restrictions and are contingent upon the earnings of those subsidiaries and various business considerations.

Although the Indenture limits the incurrence of Secured Indebtedness, as described above in the subsection “Covenants Applicable to Our Debt Securities,” the debt securities will be effectively subordinated to all indebtedness and other liabilities, including current liabilities and commitments under leases, if any, of our subsidiaries. Any right of ours to receive assets of any of our subsidiaries upon liquidation or reorganization of the subsidiary (and the consequent right of the holders of the debt securities to participate in those assets) will be effectively subordinated to the claims of that subsidiary’s creditors (including trade creditors), except to the extent that we are recognized as a creditor of the subsidiary, in which case our claims would still be subordinated to any security interests in the subsidiary’s assets and any of the subsidiary’s indebtedness senior to that which we hold.

No Restriction on Sale or Issuance of Stock of Subsidiaries.

The Indenture contains no covenant that we will not sell, transfer or otherwise dispose of any shares of, or securities convertible into, or options, warrants or rights to subscribe for or purchase shares of, voting stock of any of our subsidiaries. It also does not prohibit any subsidiary from issuing any shares of, securities convertible into, or options, warrants or rights to subscribe for or purchase shares of, the subsidiary’s voting stock.

No Personal Liability of Incorporators, Stockholders, Officers, Directors or Employees.

No recourse for the payment of the principal of, premium, if any, or interest on any debt securities issued under the Indenture or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any of our obligations, covenants or agreements in the Indenture or a supplemental indenture, or in any debt securities issued under the Indenture or because of the creation of any indebtedness represented thereby, shall be had against any of our incorporators, stockholders, officers, directors or employees or of any successor person thereof. Each holder, by accepting notes issued under the Indenture, waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the debt securities. This waiver may not be effective to waive liabilities under the federal securities laws. (Section 14.01).

Reports to Holders and SEC Reports.

We will file with the trustee and transmit to holders of debt securities the information, documents and other reports required pursuant to the Trust Indenture Act at the times and in the manner provided in that Act. We will also file with the trustee any other information, documents or reports required to be filed with the SEC pursuant to Section 13 or 15(d) of the Exchange Act within 30 days after the information, documents or reports are required to be filed with the SEC. (Section 6.04).

Regarding the Trustee.

The Bank of New York is the trustee under the Indenture. Notice to the trustee should be directed to:

The Bank of New York

Corporate Trust Office

101 Barclay Street

New York, New York 10007

DESCRIPTION OF OUR COMMON STOCK

General.

As of November 16, 2007, our authorized capital stock consists of 800,000,000 shares of common stock, par value $0.40 per share, and 250,000 shares of preferred stock, par value $4.00 per share, 200,000 shares of which have been designated as Series A Junior Participating Preferred Stock. As of November 12, 2007, 287,967,687 shares of common stock were issued and outstanding (not including treasury shares) and none of our preferred stock was issued and outstanding.

The following description of our common stock and provisions of our Restated Certificate of Incorporation, as amended (the “Restated Certificate of Incorporation”) and By-laws are only summaries and we encourage you to review complete copies of our Restated Certificate of Incorporation and By-laws, which we have previously filed with the SEC.

The holders of our common stock are entitled to have dividends declared in cash, property, or other securities out of any of our net profits or net assets legally available therefor as and when declared by our board of directors. This dividend right is subject to any preferential dividend rights we may grant to the persons who hold preferred stock, if any. In the event of the liquidation or dissolution of our business, the holders of common stock will be entitled to receive ratably the balance of net assets available for distribution after payment of any liquidation or distribution preference payable with respect to any then outstanding shares of our preferred stock. Each share of common stock is entitled to one vote with respect to matters brought before the stockholders, except for the election of any directors with respect to which stockholders have cumulative voting rights.

Our common stock is traded on the New York Stock Exchange under the symbol “NUE.”

Delaware Anti-Takeover Law and Certain Restated Certificate of Incorporation and By-Law Provisions.

The provisions of Delaware law, our Restated Certificate of Incorporation and By-Laws may have the effect of delaying, deferring or discouraging another person from acquiring control of our company, including takeover attempts that might result in a premium over the market price for the shares of common stock.

Delaware Law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the time that the person became an interested stockholder, unless:

•

before the person became an “interested stockholder,” the board of directors of the corporation approved the transaction in which the “interested stockholder” became an “interested stockholder” or approved the business combination;

•

upon consummation of the transaction that resulted in the stockholder becoming an “interested stockholder,” the “interested stockholder” owned at least 85% of the voting stock of the corporation that was outstanding at the time the transaction commenced. For purposes of determining the number of shares outstanding, shares owned by directors who are also officers of the corporation and shares owned by employee stock plans, in specified instances, are excluded; or

•

at or after the time the person became an “interested stockholder,” the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the “interested stockholder.”

A “business combination” is defined generally to include mergers or consolidations between a Delaware corporation and an “interested stockholder,” transactions with an “interested stockholder” involving the assets or stock of the corporation or any majority-owned subsidiary, transactions which increase an “interested stockholder’s” percentage ownership of stock of the corporation or any majority-owned subsidiary, and receipt of various financial benefits from the corporation or any majority-owned subsidiary. In general, an “interested stockholder” is defined as any person or entity that is the beneficial owner of at least 15% of a corporation’s outstanding voting stock or is an affiliate or associate of the corporation and was the beneficial owner of 15% or more of the outstanding voting stock of the corporation at any time within the prior three years.

A Delaware corporation may opt out of this provision with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or by-laws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. However, we have not opted out of this provision. The statute could prohibit or delay mergers or other takeover or change-in-control attempts and, accordingly, may discourage attempts to acquire us.

Restated Certificate of Incorporation and By-Law Provisions

Our Restated Certificate of Incorporation and By-Laws provide:

•	a staggered board of directors so that it would take three successive annual meetings to replace all directors;

•	advance notice requirements for stockholder proposals and nominations;

•	limitations on the ability of stockholders to amend, alter or repeal the By-laws;

•	enhanced voting requirements for certain business combinations and transactions involving greater than 10% stockholders; and

•	the authority of our board of directors to issue, without stockholder approval, preferred stock with such terms as our board of directors may determine.

Limitations of Liability and Indemnification of Directors and Officers

Article VIII of our Restated Certificate of Incorporation and Section 145 of the Delaware General Corporation Law generally provide that any person who serves or has served as our director, officer, employee or agent, or in such capacity at our request of another corporation, partnership, joint venture, trust or other enterprise, will be indemnified by us to the fullest extent permitted by law against (i) expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was acting in such capacity if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful and (ii) expenses (including attorneys’ fees) actually and reasonable incurred by such person in connection with the defense or settlement of any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was acting in such capacity if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of such person’s duty to the corporation.

Our Restated Certificate of Incorporation and Section 145 of the Delaware General Corporation Law also state that indemnification provisions described above are not exclusive of any other rights to indemnification or advancement of expenses to which any person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise. We may pay expenses incurred by our directors and officers in defending a civil or criminal action, suit or proceeding for which such persons may have a right of indemnification prior to the final disposition of such action, suit or proceeding if we receive an undertaking by or on behalf of such person to repay all amounts advanced unless such person is entitled to be indemnified by us as described above.

Section 102(b)(7) of the Delaware General Corporation Law provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for willful or negligent conduct in paying dividends or repurchasing stock out of other than lawfully available funds or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any action or omission occurring prior to the date when such provision becomes effective.

We maintain insurance for the benefit of directors and officers insuring them against liabilities under the Securities Act and claims that are made against them by reason of any wrongful act (as defined) committed in their capacity as directors or officers.

Rights Plan.

In 2001, our board of directors adopted a Stockholder Rights Plan (“Plan”) in which one right (“Right”) was distributed as a dividend for each Nucor common share outstanding. The Plan was amended in 2006 to adjust the purchase price of the Rights for stock splits effected since adoption of the Plan. Each Right entitles Nucor common stockholders to purchase, under certain conditions, one five-thousandth of a share of newly authorized Series A Junior Participating Preferred Stock (“Preferred Stock”). One five-thousandth of a share of Preferred Stock is intended to be the economic equivalent of one share of our common stock. Until the occurrence of certain events, the Rights are represented by and traded in tandem with our common stock. Rights will be exercisable only if a person or group acquires beneficial ownership of fifteen percent (15%) or more of our outstanding common shares or commences a tender or exchange offer, upon the consummation of which such person or group would beneficially own fifteen percent (15%) or more of our outstanding common shares. Upon such an event, the Rights enable dilution of the acquiring person’s or group’s interest by providing that other holders of our common stock may purchase, at an exercise price of $150, our common stock, or in the discretion of the board of directors, Preferred Stock, having double the value of such exercise price. We will be entitled to redeem the Rights at $0.001 per Right under certain circumstances set forth in the Plan. The Rights themselves have no voting power and will expire on March 8, 2011, unless earlier exercised, redeemed or exchanged. Each one five-thousandth of a share of Preferred Stock has the same voting rights as one share of our common stock, and each share of Preferred Stock has 5,000 times the voting power of one share of our common stock.

Transfer Agent and Registrar.

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, New York, New York.

DESCRIPTION OF OUR PREFERRED STOCK

General.

The following is a summary of some of the important terms of our preferred stock. You should review the applicable Delaware law, our Restated Certificate of Incorporation and By-laws, for a more complete description of our preferred stock.

Our Restated Certificate of Incorporation authorizes us to issue 250,000 shares of preferred stock, par value $4.00 per share, 200,000 shares of which have been designated as Series A Junior Participating Preferred Stock. We may amend our Restated Certificate of Incorporation from time to time to increase the number of authorized shares of preferred stock. Such an amendment would require the approval of the holders of the voting capital stock entitled to vote on such an amendment in accordance with the terms of our Restated Certificate of Incorporation. As of the date of this prospectus, we had no shares of preferred stock outstanding.

The Board of Directors is authorized to designate the following with respect to each new series of preferred stock:

•	the title and stated value of the series;

•	the number of shares in each series;

•	the dividend rates and dates of payment;

•	whether dividends will be cumulative and, if cumulative, the date from which dividends will accumulate;

•	voluntary and involuntary liquidation preferences and the liquidation price and liquidation premium, if any, applicable to the series;

•	redemption prices, if redeemable, and the terms and conditions of such redemption;

•	the rights, if any, and the terms and conditions on which shares can be converted into shares of any other class or series;

•	the voting rights, if any; and

•	any other applicable terms.

We will pay dividends and make distributions in the event of our liquidation, dissolution or winding up first to holders of our preferred stock and then to holders of our common stock. The Board of Directors’ ability to issue preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting powers of holders of common stock and, under some circumstances, may discourage an attempt by others to gain control of us.

The terms of any series of preferred stock will be described in a supplement to this prospectus. Nevertheless, the description of the terms of any series of preferred stock in a supplement to this prospectus will not be complete. You should refer to the certificate of designation for the series of preferred stock for complete information.

Miscellaneous.

The preferred stock, when issued in exchange for full consideration, will be fully paid and nonassessable.

PLAN OF DISTRIBUTION

We may sell the securities described in this prospectus to or through underwriters, agents or dealers or directly to one or more purchasers without using underwriters, agents or dealers.

The accompanying supplement to this prospectus will identify or describe:

•	any underwriters, agents or dealers;

•	their compensation;

•	the net proceeds to us;

•	the purchase price of the securities;

•	the initial public offering price of the securities; and

•	any exchange on which the securities are listed or to which application will be made to list the securities.

We may designate agents to solicit purchases for the period of their appointment and to sell securities on a continuing basis, including pursuant to “at the market offerings”.

We may offer these securities to the public through underwriting syndicates represented by managing underwriters or through underwriters without a syndicate. If underwriters are used, the securities will be acquired by the underwriters for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions at a fixed public offering price or at varying prices determined at the time of sale. Unless otherwise indicated in the applicable supplement, the obligations of the underwriters to purchase the securities will be subject to customary conditions precedent and the underwriters will be obligated to purchase all the securities offered if any of the securities are purchased. Underwriters may sell securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

Underwriters and agents may from time to time purchase and sell the securities described in this prospectus and the applicable supplement in the secondary market, but are not obligated to do so. No assurance can be given that there will be a secondary market for the securities or liquidity in the secondary market if one develops. From time to time, underwriters and agents may make a market in the securities.

In order to facilitate the offering of the securities, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of these securities or any other securities the prices of which may be used to determine payments on these securities. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in the debt securities for their own accounts. In addition, to cover over-allotments or to stabilize the price of the securities or of any other securities, the underwriters may bid for, and purchase, the securities or any other securities in the open market. Finally, in any offering of the securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering, if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

Underwriters named in an applicable supplement are, and dealers and agents named in an applicable supplement may be, deemed to be “underwriters” within the meaning of the Securities Act of 1933 in connection with the securities offered thereby, and any discounts or commissions they receive from us and any profit on their resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. We may have agreements with the underwriters, agents and dealers to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments they may be required to make in respect of these liabilities. Underwriters, agents and dealers may engage in transactions with or perform services for Nucor or our subsidiaries and affiliates in the ordinary course of business.

If indicated in an applicable supplement, we will authorize dealers acting as our agents to solicit offers from some institutions to purchase our securities at the public offering price given in that supplement under “Delayed Delivery Contracts” providing for payment and delivery on the date or dates stated in such supplement. Each contract will be for an amount not less than, and the aggregate principal amount of securities sold under the contracts will not be less nor more than, the respective amounts stated in the applicable supplement. Institutions with whom contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but will in all cases be subject to our approval. Contracts will not be subject to any conditions except that:

•

the purchase by an institution of the securities covered by its contracts will not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and

•	if the securities are being sold to underwriters, we will have sold to the underwriters the total principal amount of the securities less the principal amount covered by contracts.

One or more firms, referred to as “remarketing firms”, may also offer or sell the securities, if the applicable supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as agents for us. These remarketing firms will offer or sell the securities in accordance with a redemption or repayment pursuant to the terms of the securities. The applicable supplement will identify any remarketing firm and the terms of its agreement, if any, with us and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the securities they remarket. Remarketing firms may be entitled under agreements that may be entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933 and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

Unless indicated in the applicable supplement, we do not expect to apply to list the securities on a securities exchange.

LEGAL MATTERS

The validity of the securities will be passed upon for us by Moore & Van Allen PLLC, Charlotte, North Carolina. Some attorneys with Moore & Van Allen PLLC own shares of our common stock.

EXPERTS

The consolidated financial statements incorporated into this prospectus by reference to Nucor Corporation’s Current Report on Form 8-K dated November 9, 2007 and the consolidated financial statement schedule and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated into this prospectus by reference to the Annual Report on Form 10-K of Nucor Corporation for the year ended December 31, 2006 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may obtain any document we file through the SEC’s web site at http://www.sec.gov or at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005 and on our website at http://www.nucor.com. The information on our web site is not a part of this prospectus or any applicable supplement.

INCORPORATION OF INFORMATION FILED WITH THE SEC

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC, which means:

•	incorporated documents are considered part of this prospectus;

•	we can disclose important information to you by referring you to those documents; and

•	information we file with the SEC will automatically update and supersede the information in this prospectus and any information that was previously incorporated.

We incorporate by reference the documents listed below and any future documents we file with the SEC (File No. 001-04119) under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until we terminate this offering:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2006;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007, June 30, 2007 and September 29, 2007;

•	our Current Reports on Form 8-K filed on January 3, 2007, March 2, 2007, September 6, 2007, September 7, 2007 and November 9, 2007; and

•

the description of our common stock contained in our Registration Statement on Form 8-A filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

You can obtain any of the filings incorporated by reference into this prospectus through us, or from the SEC through the SEC’s web site or at the address listed above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus. You can obtain documents incorporated by reference into this prospectus by requesting them in writing or by telephone from us at the following address:

Nucor Corporation

Attn: A. Rae Eagle, Corporate Secretary

1915 Rexford Road

Charlotte, North Carolina 28211

Telephone: (704) 366-7000

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of the prospectus to the extent that a statement contained herein or in any other subsequently filed document that is incorporated by reference herein modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the prospectus.

$1,000,000,000

$250,000,000 5.00% Notes due 2013

$500,000,000 5.85% Notes due 2018

$250,000,000 6.40% Notes due 2037

PROSPECTUS SUPPLEMENT

May 28, 2008

Joint Book-Running Managers

Banc of America Securities LLC

Citi

JPMorgan

Senior Co-Manager

Wachovia Securities

Co-Managers

Fifth Third Securities, Inc

Piper Jaffray

PNC Capital Markets LLC

The Williams Capital Group, L.P.

BNY Mellon Capital Markets, LLC

CIBC World Markets